Exhibit 23.1

To Whom It May Concern:

We hereby consent to the use in the Registration Statement of Asta Holdings, Corp. on Form S-1 of our Report of Independent Registered Public Accounting Firm, dated  December 16, 2013, on the audited balance sheet of Asta Holdings, Corp. as of July 31, 2013 and the related statements of operations, changes in shareholder’s equity and cash flows for the period from June 12, 2013 (Inception) to July 31, 2013 and of our review report dated December 17, 2013 with respect to the unaudited balance sheet of Asta Holdings, Corp. as of October 31, 2013 and the related statements of operations and cash flows for the three month period ended October 31, 2013 and the period from June 12, 20123 (Inception) to October 31, 2013 which appear in such Registration Statement.

We also consent to the references to us under the headings “Experts” in such Registration Statement.

Arvada, Colorado

December 31, 2013                                                                                         Cutler & Co. LLC